UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2016

Momenta Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50797	04-3561634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 491-9700

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

O             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

O             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

O             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

O             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2016, Momenta Pharmaceuticals, Inc. (the “Company”) appointed Scott M. Storer as its Senior Vice President, Chief Financial Officer. Mr. Storer is expected to commence employment with the Company on November 28, 2016. The Company publicly announced Mr. Storer’s appointment in a press release dated November 2, 2016.

Mr. Storer, age 41, served as Senior Vice President of Finance at Baxalta Inc., a pharmaceutical company, from 2015 to 2016. He served as Vice President of BioScience Finance at Baxter International, a pharmaceutical company, from 2008 to 2015. Prior to that, he served as Vice President of BioScience Operations Finance at Baxter International from 2006 to 2008. Mr. Storer joined Baxter International in 1997.

In connection with his appointment as Senior Vice President, Chief Financial Officer, the Company and Mr. Storer entered into an offer letter agreement and an executive employment agreement (together, the “Employment Agreement”). The Employment Agreement entitles Mr. Storer to receive an annual base salary of $420,000 and, beginning in fiscal year 2017, an annual cash bonus opportunity targeted at 40% of his annual base salary.  Mr. Storer will also receive the standard severance protections that are offered to the Company’s other similarly situated executive officers in the event his employment is terminated by reason of his death or disability, by the Company without cause, or by his voluntary resignation for good reason.  These benefits include (i) 12 months of his base salary, payable in installments in accordance with the Company’s payroll practices beginning on the first payroll date that is at least 60 days following the termination date, (ii) an amount equal to the greater of his target bonus for the fiscal year in which the date of termination occurs and the annual bonus paid to him for the most recently completed fiscal year, payable in a lump sum on the first payroll date that is at least 60 days following the termination date, (iii) continued life, medical, dental, health and accident and disability insurance benefits on the same basis as provided to similarly situated active employees for a period of 12 months, and (iv) continued vesting of any unvested Company stock options for 12 months following the termination date, extension of the right to exercise any such stock options through the earlier of three months after such 12 months and the original expiration date of the option, and vesting on the termination date of any Company restricted stock awards subject solely to service-based vesting conditions that would have vested during the 12 months following the termination date.  If Mr. Storer’s employment is terminated without cause or if he resigns for good reason, in either case, either within one year following a change in control or prior to a change in control if Mr. Storer demonstrates that the termination was in connection with the change in control, he will receive the foregoing severance benefits except that, in lieu of the vesting provided in clause (iv), he will instead receive immediate vesting of all unvested Company equity-based awards.  Mr. Storer’s right to receive severance benefits, other than as a result of his termination without cause or resignation for good reason either within one year following a change in control or prior to a change in control if Mr. Storer demonstrates that the termination was in connection with the change in control, is conditioned upon his timely entering into a severance agreement and mutual release of claims with the Company.  For purposes of the foregoing, “cause”, “good reason” and “change in control” have the meanings given in the Employment Agreement. The Employment Agreement provides that Mr. Storer shall comply with certain confidentiality, intellectual property ownership and non-solicitation and non-competition obligations.

At the first meeting of the compensation committee of the Company’s board of directors following Mr. Storer’s commencement of employment, the Company intends, under the Company’s 2013 Incentive Award Plan, to grant Mr. Storer an option to purchase up to 125,000 shares of the Company’s common stock and 48,000 shares of performance-based restricted common stock. The option will have an exercise price per share equal to the fair market value of the stock on the grant date and will vest as to 25% of the shares on the first anniversary of the grant date and as to an additional 6.25% of the shares at the end of every three month period thereafter, subject to Mr. Storer’s continued service through each vesting date. The shares of restricted common stock will vest upon the achievement by the Company of two possible company-wide performance milestones on or before April 13, 2019. Upon achievement of a milestone, 25% of the shares will vest on the date of achievement, and an additional 25% of the shares will vest on the one year anniversary of the achievement date, subject to (i) a minimum one-year vesting period from the date of grant and (ii) Mr. Storer’s continued service to the Company through the applicable vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: November 2, 2016	By:	/s/ Bruce A. Leicher
Bruce A. Leicher Senior Vice President, General Counsel and Secretary

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